
PROSPECTUS SUPPLEMENT NO. 1634              FILE NO. 333-28537
(TO (I) PROSPECTUS DATED JULY 7, 1997 AND   RULE 424(B)(3)
(II) PROSPECTUS DATED JULY 7, 1997, AS      MARKET-MAKING TRANSACTIONS
SUPPLEMENTED BY PROSPECTUS SUPPLEMENT DATED
JULY 7, 1997)





                           MERRILL LYNCH & CO., INC.
                    MEDIUM-TERM NOTES (NO SERIES DESIGNATED)
                          MEDIUM-TERM NOTES (SERIES B)

     This Prospectus is used by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), in connection with offers and sales related to market-making transactions in the Medium-Term Notes (no series designated) and Medium-Term Notes (Series B) of ML & Co., Inc. in which transactions MLPF&S acts as a principal. Such sales will be made at prices related to prevailing market prices at the time of sale.
     As of December 31, 1997, Medium-Term Notes (no series designated) and Medium-Term Notes (Series B) of the Company have been issued and are currently outstanding as follows:



    From 9 Months but less than 12 Months             N/A


    From 12 Months but less than 18 Months      5.64% to 6.25%


    From 18 Months but less than 2 Years              N/A


    From 2 Years but less than 3 Years          6.01% to 6.77%


    From 3 Years but less than 4 Years          5.55% to 6.62%


    From 4 Years but less than 5 Years          6.375% to 6.52%


    From 5 Years but less than 6 Years          6.06% to 7.30%


    From 6 Years but less than 7 Years                N/A


    From 7 Years but less than 10 Years               N/A


    10 Years or more                            6.70% to 8.125%




     MLPF&S may also act as an agent for its customers in connection with other secondary market transactions in the Medium-Term Notes (no series designated) and Medium-Term Notes (Series B).

* This reflects actual interest rates for fixed rate Medium-Term Notes (no series designated) and Medium-Term Notes (Series B). In addition, the Company has outstanding a variety of floating rate Medium-Term Notes (no series designated) and Medium-Term Notes (Series B), the interest rates of which are reset periodically depending on various indices.

Dated: January 9, 1998